Unity Bancorp, Inc.

64 Old Highway 22

Clinton, NJ 08809

800 618-BANK

www.unitybank.com

NewsNewsNewsNews

For Immediate Release:

May 21, 2015

News Media & Financial Analyst Contact:

Alan Bedner, EVP

Chief Financial Officer

(908) 713-4308

Unity Elects Aaron Tucker to Holding Company Board

Clinton, NJ – Unity Bancorp, Inc. (NASDAQ: UNTY), announced  today that the Board of Directors appointed Aaron Tucker, a current Director of the Bank, to the Board of the Holding Company effective May 21, 2015.

Mr. Tucker is currently serving as the President of Tucker Enterprises, a residential, commercial and industrial real estate development Company.  Mr. Tucker holds a Bachelor of Science in Business Administration from Northeastern University.

“Mr. Tucker’s experience in real estate development will complement Unity’s already diverse Board,” said President and Chief Executive Officer, James A. Hughes. “The Board and I are delighted to have Mr. Tucker assist us in achieving our strategic goals.”

Unity Bancorp, Inc. is a financial service organization headquartered in Clinton, New Jersey, with approximately $1 billion in assets and $789 million in deposits.  Unity Bank provides financial services to retail, corporate and small business customers through its 15 retail service centers located in Hunterdon, Middlesex, Somerset, Union and Warren counties in New Jersey and Northampton County, Pennsylvania.  For additional information about Unity visit our website at www.unitybank.com or call 800 618-BANK.

This news release contains certain forward-looking statements, either expressed or implied, which are provided to assist the reader in understanding anticipated future financial performance.  These statements involve certain risks, uncertainties, estimates and assumptions made by management, which are subject to factors beyond the company’s control and could impede its ability to achieve these goals.  These factors include general economic conditions, trends in interest rates, the ability of our borrowers to repay their loans, and results of regulatory exams, among other factors.